Exhibit 99.3

Consent of Evercore Group L.L.C.

We hereby consent to the use of Annex B containing our opinion letter dated June 15, 2014 to the tw telecom inc. Board of Directors in the Joint Proxy Statement of Level 3 Communications, Inc. and tw telecom inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Level 3 Communications, Inc. and to the references to our firm in such Joint Proxy Statement/Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Evercore Group L.L.C.

New York, New York
July 18, 2014